Exhibit 99.2

FISCAL 2018 THIRD QUARTER CONFERENCE CALL TRANSCRIPT

May 7, 2018 / 05:00 PM EDT

On May 7, 2018, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2018 third quarter, ended March 31, 2018. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

James R. Storey Premier, Inc. – VP of IR

Susan D. DeVore Premier, Inc. – President, CEO and Director

Michael J. Alkire Premier, Inc. – COO

Craig S. McKasson Premier, Inc. – CFO and Senior VP

CONFERENCE CALL PARTICIPANTS

Allen Charles Lutz BofA Merrill Lynch, Research Division – Associate

Elizabeth Hammell Anderson Evercore ISI, Research Division – Associate

Eric R. Percher Nephron Research LLC – Research Analyst

Erin Elizabeth Wilson Wright Crédit Suisse AG, Research Division – Director & Senior Equity Research Analyst

James John Stockton Wells Fargo Securities, LLC, Research Division – Director & Senior Equity Research Analyst

John Wilson Ransom Raymond James & Associates, Inc., Research Division – MD, Equity Research and Director of Healthcare Research

Michael Joseph Ott Oppenheimer & Co. Inc., Research Division – Associate

Richard Collamer Close Canaccord Genuity Limited, Research Division – MD & Senior Analyst

Ryan Scott Daniels William Blair & Company L.L.C., Research Division – Partner and Healthcare Analyst

Sean William Wieland Piper Jaffray Companies, Research Division – MD and Senior Research Analyst

Stephanie July Davis Citigroup Inc, Research Division – VP & Senior Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the Premier, Inc. Fiscal Year 2018 Third Quarter Results and Conference Call. (Operator Instructions) As a reminder, this conference call is being recorded.

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Fiscal 2018 Third Quarter Conference Call Transcript

I would now like to introduce your host for today’s conference, Mr. Jim Storey of Investor Relations. Please go ahead, sir.

James R. Storey – Premier, Inc. – VP of IR

Thank you, Jimmy, and welcome, everyone, to Premier, Inc.’s Fiscal 2018 Third Quarter Conference Call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer. Susan, Mike and Craig will review the quarter’s performance, provide an operations update and discuss our outlook for the remainder of the year.

Before we get started, I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our fiscal 2017 Form 10-K and fiscal 2018 quarterly report on Form 10-Q, which we expect to file soon. We encourage you to review our detailed safe harbor and risk factor disclosures in those filings.

Please also note that, where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings release Form 8-K, which we expect to furnish to the SEC soon.

Now let me turn the call over to Susan DeVore.

Susan D. DeVore – Premier, Inc. – CEO, President and Director

Thanks, Jim, and welcome, everyone, to our fiscal third quarter conference call. I’ll begin today with an overview of our performance and provide an update on our evolving long-term vision and go-forward strategy. Mike will provide an operational update and review some significant business developments, and Craig will wrap up the prepared remarks with a discussion of the financials and updated guidance as we near the end of the fiscal year.

I’m pleased to report that Premier delivered solid financial performance in our fiscal third quarter, generating 12% growth in consolidated net revenue, 4% growth in non-GAAP adjusted EBITDA and a 29% increase in non-GAAP adjusted fully distributed earnings per share. This performance resulted in continued strong non-GAAP free cash flow, which approximated 82% of non-GAAP adjusted EBITDA for the quarter. I believe that this performance demonstrates Premier’s ongoing ability to deliver overall growth and strong cash flow, based on the diverse drivers inherent in our multifaceted business model.

The strength in our core Supply Chain Services business was driven by a combination of increased net administrative fees revenue, which we believe was supported by improved patient utilization trends, combined with higher-than-expected revenue in our products business.

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Fiscal 2018 Third Quarter Conference Call Transcript

Sequentially, Performance Services revenue increased 9% from the second quarter. It was unchanged from a year earlier, reflecting the continuation of a challenging market environment, as well as lower-than-expected performance in our seasonal ambulatory regulatory reporting business.

In addition to the free cash flow generation that I mentioned, we continue to maintain a healthy balance sheet with minimal leverage, providing us with the ongoing flexibility to build and acquire strategic assets in the marketplace, while simultaneously returning value to our stockholders.

During the quarter, we completed our $200 million stock repurchase plan announced last October. In addition, I’m pleased to announce that our Board of Directors has approved the repurchase of an additional $250 million of Class A common stock beginning in fiscal 2019. As Craig will discuss in more detail, we are adjusting and narrowing our fiscal 2018 guidance, raising the range for consolidated net revenue and tightening the ranges for non-GAAP adjusted EBITDA and adjusted fully distributed earnings per share.

Beyond financial performance, we continued to forge new relationships across both business segments during the quarter. Mike will discuss some of our new wins in the supply chain and ERP arenas, our continuing market share gains with academic health systems and new growth opportunities in applied sciences, research and data projects with major pharmaceutical manufacturers.

Looking ahead, we continue to explore opportunities as a market leader to capitalize on the consolidation and integration occurring in our industry, and we remain focused on continuing to expand our infrastructure, technology, data and implementation capabilities to meet the needs of our health systems and other stakeholders in this increasingly complex healthcare environment.

As I look at our expanding capabilities, Premier’s deep data assets, innovative technologies, aligned provider channel and valued supplier relationships, all make us a critical enabler for healthcare provider success. And in order to succeed, health systems must continue to navigate the many cost, regulatory and competitive challenges that they face and cultivate new business combinations, while also embracing emerging, innovative technologies like machine learning, blockchain technology and artificial intelligence.

So as the market evolves, we are continuing to refine our capabilities and expand our scale, looking for new approaches, additional customer channels, potential partners and opportunities to create and enhance value to providers and other stakeholders.

The underlying themes remain the same: Continue to support and enable our health systems on their journey to value-based care; help them manage and reduce costs; improve the quality of care; enable better outcomes; and leverage our national network, all with a consistent focus on delivering and growing stockholder value.

In fact, just 2 weeks ago, we convened a strategic advisory forum with over 40 senior executives representing approximately 700 healthcare facilities. We reviewed changing market dynamics and trends, discussed their pressing needs and outlined our evolving strategy. And here are the key takeaways of that meeting: Cost reduction and financial performance remain critical areas of focus for our healthcare providers, as do the transition to value-based care and the need for physician alignment. The market environment continues to be influenced by the uncertain political and regulatory climate, as well as the rapid consolidation and integration within healthcare. And so we believe health systems will require

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Fiscal 2018 Third Quarter Conference Call Transcript

Premier’s innovative solutions to address these critical focus areas and achieve success in the shifting landscape.

Our objective in this environment is to continue to develop and execute transformative strategies that incorporate our existing capabilities with new ones. To continue to evolve Premier into an enterprise supply chain improvement and enterprise analytics and performance improvement partner. We believe this best positions our company to accelerate and expand our leadership position in the years to come.

In Supply Chain Services, the evolution of our strategy centers on co-owning total supply chain outcomes with providers. This means implementing our workflow and analytics capabilities, strategic sourcing and related services and leveraging our technology and partners to deliver innovative, front-end electronic procurement and back-end logistics and fulfillment capabilities.

In Performance Services, our evolution centers on extending capabilities in enterprise analytics and performance improvement services for healthcare providers by combining our cognitive computing capabilities, detailed analytics, consulting services and collaboratives, all with connectivity to clinical workflow. Essentially, we are creating an operations control tower infrastructure for providers that would simultaneously monitor and manage key operational, financial, clinical and risk metrics across the healthcare provider’s enterprise, as well as provide visibility into comparative data and best practice performance. This evolution also enables the development of a comprehensive platform for precision medicine and applied sciences initiatives, which we plan to further leverage for market and customer expansion opportunities.

By continuing to evolve and cultivate these strategies, we believe we can expand and extend our leadership position in end-to-end supply chain management capabilities, while also creating a new and unique dimension to enterprise analytics and performance improvement services that will help drive long-term growth. We continue to march forward with a clear mandate in this disruptive environment to invest in organic growth, to review opportunities with potential partners in this journey and to continue to create value for all of our stakeholders. We remain very excited about the future potential of Premier.

Thanks so much. Now here’s Mike Alkire, our Chief Operating Officer.

Michael J. Alkire – Premier, Inc. – COO

Thank you, Susan, and thanks, everyone, for joining our call. Today, I want to review our operational performance and discuss some developments that we believe demonstrate how Premier continues to deliver and enhance our highly differentiated value proposition to healthcare providers.

Susan discussed the continuing long-term evolution taking place throughout healthcare, and I want to talk about how we are evolving our capabilities to capitalize on these shifting dynamics. Our goal is to ensure that Premier remains well-positioned to capture a larger share of the total supply chain and a larger share of the enterprise analytics and performance improvement markets, which in turn we believe will fuel growth and stockholder value.

Let’s look at a few tangible examples of how we’re evolving strategy and servicing new growth opportunities. As noted on past calls, we continue to believe a significant opportunity exists to leverage our integrated supply chain, data analytics and consulting capabilities with academic health systems. As these systems increasingly leverage data-driven innovation to pursue their unique triple mission of

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Fiscal 2018 Third Quarter Conference Call Transcript

supporting research, teaching and patient care, this strategic initiative continues to gain momentum. In fact, one of the largest academic health systems in the country, which operates more than 30 academic, community and specialty hospitals, just signed a 10-year agreement with Premier to partner on group purchasing and supply chain analytics. The GPO component is expected to begin ramping this fall.

Earlier today, we also announced that Montefiore Health System, one of New York’s leading academic health systems spanning 11 hospitals, has signed a multiyear agreement to use our PremierConnect analytics platform for systemwide quality reporting to conduct peer comparisons with health systems across the nation. Montefiore is now also participating in our “QUEST Twenty-Twenty” quality improvement collaborative that designs and tests best practices in performance improvement.

We are also pleased to announce a new relationship with Howard University Hospital, one of the most comprehensive healthcare facilities in the Washington, D.C. metropolitan area. Howard’s multiyear agreement includes supply chain and group purchasing services for Howard University Hospital and Howard University as well as enterprise performance improvement services and analytics.

These new partnerships follow last week’s announced relationship with WakeMed Health & Hospitals and are among the more than 10 academic health systems that have joined Premier over the past year, bringing our total of new and existing academic health systems to approximately 65.

In addition to our academic strategy, in Supply Chain Services, we are generating strong support for our newly highly committed buying program called SURPASS. Launched last month, the new group purchasing program is designed to provide significant cost savings to highly-committed GPO participants, leveraging our contracting platform to drive down costs for the most committed of our health systems, while delivering additional volume and contract penetration for contracted suppliers.

To date, 10 large health systems representing approximately $8 billion in annualized purchasing volume have committed to the program, exceeding our initial expectations. We expect this program to help Premier deliver additional value to health system participants, drive further revenue growth, maintain our high retention rates and enable additional recruiting opportunities.

In our technology business, health systems continue to express interest in our Enterprise Resource Planning platform, which we believe is the only cloud-based platform focused solely on healthcare. Our solution can be implemented fast and return value quickly. We just signed a large ERP contract with Coastal Community Health, a contiguous network of 3 Southeast health systems, to consolidate their individual supply chain system under our ERP platform. The goal is to provide Coastal with the visibility and control they need to operate as an integrated entity through the implementation of a new ERP and contract management infrastructure.

Among other growth areas, we continue to gain traction in the emerging area of applied sciences. We are expanding collaborative efforts with leading pharmaceutical manufacturers on large research projects to develop appropriate clinical protocols and improve patient care and outcomes.

Within consulting services, our capital and construction services team recently engaged with Allegheny Health Network, a 7-hospital integrated delivery network in Western Pennsylvania, to provide our equipment planning services to help accommodate rapid growth and development within their system.

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Fiscal 2018 Third Quarter Conference Call Transcript

Looking at our pharmacy group purchasing program. Premier’s objectives have always been to maintain market-leading prices. We just completed our national pharmacy bid for our pharmacy portfolio and are pleased to announce that we beat the market average yet again, generating substantial savings for our healthcare providers.

In addition to drug pricing, drug shortages are a crucial pain point for our health systems. We operate a program focused on minimizing drug shortages and maintaining consistent supply. Currently, Premier is on its way towards our goal of providing full supply for our healthcare providers with drugs currently on the shortage list, and we are doing it at very competitive pricing.

Let me conclude by noting that we are achieving growth in a challenging and rapidly shifting market environment. As we move forward, we will continue to appropriately allocate our resources, diligently manage our expenses and strategically deploy our multiple offerings to continue to grow our business. These include our expanding array of data analytics, clinical insights, supply chain, consulting and collaborative solutions to support our health systems’ operations today and to help ensure their future success.

Thank you for your time today. Now let me turn the call over to Craig McKasson, our Chief Financial Officer.

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Thanks, Mike. Now let’s walk through the quarter’s performance in more detail. From a GAAP standpoint, consolidated net revenue of $425.3 million increased 12% from a year ago. Supply Chain Services segment revenue increased 16% to $330.7 million. Net administrative fees revenue increased

12% to $161.6 million from the same period a year ago, driven by contributions from the Innovatix and Essensa businesses and further contract penetration of our GPO members.

Legacy year-over-year net administrative fees revenue growth in the third quarter was 5%, due in part, we believe, to improved patient utilization trends. Our products business within Supply Chain Services grew third quarter revenue 20% from a year ago to $166.2 million, primarily attributable to growth from our integrated pharmacy business, and to a lesser extent, from our direct sourcing business.

Turning to Performance Services. Third quarter revenue remained relatively flat when compared to the same period a year ago. We experienced a contraction in ambulatory regulatory reporting revenue, resulting from a more significant reduction than originally anticipated in the participation of smaller physician groups who were exempted by regulators from reporting requirements this year.

We also experienced lower-than-expected revenue in consulting services, partly based on timing of revenue recognition related to performance-based engagements and partly to delayed decision-making, which we believe continues to be impacted by ongoing uncertainty in the marketplace.

Turning now to profitability. GAAP net income totaled $76.5 million compared with $71.3 million a year ago. After a GAAP-required, non-cash, negative adjustment of $127 million to reflect the increase in the redemption value of limited partners’ Class B common unit ownership, we reported a GAAP loss of $1.93 per share.

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Fiscal 2018 Third Quarter Conference Call Transcript

As a reminder, our GAAP per share results are negatively impacted if our stock price increases between quarters and vice versa, due to the corresponding impact on the redemption value of our member owners’ equity interest in the company.

Consolidated non-GAAP adjusted EBITDA of $142.2 million for the quarter represents a 4% increase from a year ago. Growth during the quarter was impacted by $5.1 million in severance costs related to the reduction in force that occurred in February. Excluding those severance costs, it would have been $147.3 million, up 8%.

From a segment perspective, the 6% increase in Supply Chain Services non-GAAP adjusted EBITDA primarily reflects growth in net administrative fees revenue.

In Performance Services, the nominal growth in segment non-GAAP adjusted EBITDA primarily reflects relatively flat revenue and the impact of the severance costs associated with the reduction in force that occurred in February.

Third quarter non-GAAP adjusted fully distributed net income of $90.6 million increased 24% from the same period a year ago, and non-GAAP adjusted fully distributed earnings per share totaled $0.67, an increase of 29% from a year ago.

As a housekeeping item, related to the impact of income tax reform and effective on January 1, 2018, we are now using 26% versus the original estimate of 25% as the effective corporate tax rate in our non-GAAP adjusted fully distributed net income and earnings per share calculations for the second half of the fiscal year and beyond, and a blended rate of 32% for fiscal 2018. The adjustment is due to updated state apportionment information as a result of the recent filing of our income tax returns.

Looking at liquidity, cash flow from operations for the 9-month period was $369.7 million compared with $274.2 million last year. The increase was primarily driven by an increase in net administrative fees as well as a decrease in working capital needs. Non-GAAP free cash flow of $116.2 million for the quarter increased 22% from $95.5 million a year ago, and as Susan noted, approximated 82% of non-GAAP adjusted EBITDA. For the 9-month period, non-GAAP free cash flow totaled $238.4 million or approximately 60% of non-GAAP adjusted EBITDA and compares with $155 million a year ago.

Consistent with the growth in cash flow from operations, the increases in free cash flow primarily relate to the increase in net administrative fees and decreased working capital needs. We expect free cash flow for the full fiscal year 2018 will now range from 50% to 60% of non-GAAP adjusted EBITDA.

From a balance sheet perspective, our cash and cash equivalents totaled $149.4 million at March 31, 2018, compared with $156.7 million at June 30, 2017. We had an outstanding balance of $200 million on our 5-year, $750 million revolving credit facility at quarter-end.

During the quarter, we completed the previously announced $200 million stock repurchase plan. This resulted in the aggregate repurchase of approximately 6.4 million shares of Class A common stock at an average price of $31.16 per share. The stock repurchase plan is expected to positively impact non-GAAP adjusted fully distributed earnings per share by approximately $0.05 for the full year.

Now let’s turn in more detail to our guidance.

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Fiscal 2018 Third Quarter Conference Call Transcript

Based upon performance through the first 9 months of the fiscal year and our current outlook and assumptions for the remainder of the year, we are adjusting fiscal full year guidance as follows. We are increasing Supply Chain Services segment revenue to a range of $1.259 billion to $1.289 billion, indicating anticipated year-over-year growth of 14% to 17%. This outlook continues to assume mid-single-digit legacy net administrative fees revenue growth and stronger than previously anticipated products revenue growth, which we now project at 18% to 22%, due to stronger growth in integrated pharmacy. We are decreasing Performance Services segment revenue to a range of $353 million to $360 million, indicating anticipated year-over-year growth of 0% to 2%. This is due largely to the lack of growth we experienced in the ambulatory regulatory reporting business in the fiscal third quarter, combined with the continuing uncertain regulatory environment that is impacting our technology and consulting businesses more than we anticipated.

In total, the range for consolidated net revenue guidance increases to $1.62 billion to $1.649 billion, indicating year-over-year consolidated net revenue growth of 11% to 13%. We are tightening non-GAAP adjusted EBITDA to a range of $532 million to $537 million, indicating expected growth of 6% to 7%. Similarly, we are tightening non-GAAP adjusted fully distributed earnings per share to a range of $2.24 to $2.28, indicating growth of 19% to 21%.

Finally, I would like to provide a brief update on our ongoing quarterly exchange process. On April 30, approximately 643,000 Class B units were exchanged on a one-for-one basis for shares of Class A common stock. Our next quarterly exchange will occur on July 31.

With that, let me turn the call back over to Susan.

Susan D. DeVore – Premier, Inc. – CEO, President and Director

Thanks, Mike and Craig. Before opening the call to questions, I’d just like to reiterate that we believe Premier remains uniquely well-positioned in this dynamically evolving market environment. Our position, our growing array of capabilities and our large aligned channel of healthcare providers make us very excited about our future prospects as we continue to evolve our strategy.

Our balance sheet is flexible, our free cash flow is strong, both providing us with the opportunity to pursue growth, both organically and through acquisitions, with the simultaneous flexibility to return capital to stockholders as we continue to evaluate the best use of capital.

Thanks for your time today. Operator, could you please open the call for questions?

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question is from Eric Percher with Nephron Research.

Eric R. Percher – Nephron Research LLC – Research Analyst

I’d like to start on the GPO side. So it sounds like you’re calling for normalization of the market environment in that business. I want to make sure that’s the case and understand a little bit the sequential growth rate that’s implied in Q4.

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Fiscal 2018 Third Quarter Conference Call Transcript

Susan D. DeVore – Premier, Inc. – CEO, President and Director

Yes, so I’ll start and then, Craig, you can talk about Q4. Eric, we did see inpatient and outpatient volumes improve sequentially in the third quarter over the first and second quarter. And remember, we have a 1-quarter lag. And so it does appear that there’s been some normalization of the utilization trends. We also continued to see a slight uptick in our contract penetration. And so the combination of those 2 things led us to have the quarter that we had. Craig, you want to comment on fourth quarter?

Craig S. McKasson - Premier, Inc. – Senior VP & CFO

Yes, I think — thanks, Susan. I think relative to fourth quarter, we continue, as Susan described, to have the benefit from an administrative fee revenue standpoint, with utilization that would have happened at the beginning of the calendar year, which will cause our legacy GPO to still be in that mid-single-digit range. And then on the Supply Chain Services business more broadly, the products revenue, we’ve had — continued to have higher-than-expected performance from our integrated pharmacy business as a result of growth that we’ve seen from the addition of some new limited distribution drugs in the oncology space, the continued performance we’ve had in the respiratory disease state as we’ve continued to build our internal efforts there. But we continue to manage some of that volatility in the integrated pharmacy space, and that’s what’s caused us to put the full year guidance range where we did.

Eric R. Percher – Nephron Research LLC – Research Analyst

Okay. And then maybe, Susan, turning to your comments on the enterprise solution. I think I’m starting to understand what you mean by end-to-end. And it sounds like what you’re really proposing to the customers is to go at risk for solutions as long as they’re willing to trust in you. How common is that in your customer base today? And what makes this — is this a wholesale revolutionary change? Or how different is it than what your customer base is used to today?

Susan D. DeVore – Premier, Inc. – CEO, President and Director

So we think this is an evolution of our business with potentially transformative results for the end customer. So as you know, we’ve been acquiring and building organically all the pieces and parts to own the supply chain outcome with health systems. We have historically owned savings targets with them. What we’re talking about here is basically going to them and saying, “You use our analytics, you use our front-end e-procurement, you use our strategic sourcing. We have partners potentially for front-end and back-end fulfillment and logistics. And if you do that, we want to co-own a supply chain outcome, essentially, co-managing and co-owning to an outcome.” And for us, we have a couple of health systems that we have been building this evolved strategy around. But we think that the pressure points on healthcare systems around costs and their desire to really have a seamless, frictionless end-to-end supply chain, means that this will ramp up over time and be — give us access to bigger revenue pools and bigger potential growth opportunities.

Eric R. Percher – Nephron Research LLC – Research Analyst

Do you see that as a real change to the revenue model and dependency on milestones increases?

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Fiscal 2018 Third Quarter Conference Call Transcript

Susan D. DeVore – Premier, Inc. – CEO, President and Director

I think we will have access to additional revenue streams, because if you’re talking about owning the entire supply chain metric, that’s different than owning just the savings target. And so we do think it will enable us to have access to higher revenue streams. It will take time to ramp this up and get all the pieces in place and the customers to adopt it. And it will probably mean that there will be milestones to hit along the way. But it really is a way of aligning with a very differentiated supply chain strategy that, in our view, no other GPO has in the marketplace today and consultants and others can’t bring the full breadth of capabilities. The performance basis would be just on a subset of our members. We will also have members who continue to use the various parts of our Supply Chain Services.

Operator

And our next question comes from Ryan Daniels with William Blair.

Ryan Scott Daniels – William Blair & Company L.L.C., Research Division – Partner and Healthcare Analyst

Let me start with a little bit on Performance Services. A couple of quarters now where the guidance has been taken down, albeit modestly. And I’m curious what you think needs to happen, especially in Washington, D.C., to jump-start that business back to historic levels? I realize the ambulatory reporting requirements are pretty distinct. But maybe more broadly, things that you would like to see or key things that investors should keep an eye on, where if we see that, it could accelerate growth there?

Susan D. DeVore – Premier, Inc. – CEO, President and Director

Yes, from our perspective, Ryan, in Washington, clarity and regulatory guidance being released and the continuation of various programs and a more aggressive movement and momentum around this move to value-based care are the things we’re looking for. Having said that, because our data assets are so deep and so broad, we actually have a 3-pronged approach to this. One is, providers who have all these point solutions that are not connected, they want this enterprise analytics operations control tower. So we’ve spent a lot of time prototyping that and talking to our healthcare systems about that. So providers needing to improve cost and quality, sort of irrespective of how fast that movement is to value-based care, is sort of the first prong. The second prong is with all those data assets we have, we think there’s an additional channel with pharma. And we are already beginning to experience more growth in that channel and it represents an additional revenue pool for us. The third thing is that we are increasingly seeing employers who are dissatisfied with the level of savings and the level of performance in terms of total cost or patient outcomes.

And so we’ve been working hard internally on creating additional revenue pools potentially for providers to be working directly with employers. So all that is to say we’re not counting only on the government sort of picking up the pace. We think that could be here for a while. We are pivoting some of the uses of our data and capabilities for broader improvement with providers and also with additional customer channels.

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Fiscal 2018 Third Quarter Conference Call Transcript

Ryan Scott Daniels – William Blair & Company L.L.C., Research Division – Partner and Healthcare Analyst

Okay, that’s very helpful color. And then, Craig, a follow-up for you on Performance Services. I know that was the focus of the workforce reduction. So a couple of questions there. Number one, can you talk about what the actual charge was which was included in your adjusted EBITDA? And then, number two, are you guys still on target for the $13 million to $14 million in annualized savings? And how much of that was actually present during the third fiscal quarter?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Sure, Ryan. So as I mentioned in my prepared remarks, the amount of the charge that impacted our third quarter adjusted EBITDA was $5.1 million. So that was the severance impact that impacted us as a result of that. The annual run rate of $13 million to $14 million that we talked about, we would continue to be on track or we will continue to assess longer-term, any reinvestment of those dollars for higher growth areas. But at this point in time, all of that would be realized in future quarters.

Ryan Scott Daniels – William Blair & Company L.L.C., Research Division – Partner and Healthcare Analyst

Okay. So there was no kind of net savings in the quarter? It was truly a $5 million-ish hit and no benefit?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

There was a little bit of benefit given that it transpired at the end of February into March, but nominal.

Operator

Our next question comes from Sean Wieland with Piper Jaffray.

Sean William Wieland – Piper Jaffray Companies, Research Division – MD & Senior Research Analyst

The SURPASS program that you mentioned, just wanted to know what was the genesis of that and what commitment rates need to be achieved in order to join that? And thirdly, how do the economics to the customer differ than that of a typical GPO customer?

Michael J. Alkire – Premier, Inc. – COO

Yes, thanks, Sean. This is Mike Alkire. So let me give you a little bit of backdrop in terms of how we came to create SURPASS. So over the last number of years, we’ve had a variety, we call them performance groups, but these were just basically committed groups of healthcare systems all driving to the end of pooling their volumes and really getting after the best pricing. Probably the one that was — a couple of them that drove the most significant amount of value included our Catholic contracting group and our ASCEND portfolio. And both of those required commitments to the tune of around 80% for the categories. So what we’re looking for in the SURPASS program is to bump that 80% to 90%. And we think that this is going to throw off some very, very significant savings for the customers.

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Fiscal 2018 Third Quarter Conference Call Transcript

Sean William Wieland – Piper Jaffray Companies, Research Division – MD & Senior Research Analyst

Are the revenue share obligations any different in this segment than in the broader GPO?

Michael J. Alkire – Premier, Inc. – COO

They’re not.

Operator

And our next question comes from Jamie Stockton with Wells Fargo.

James John Stockton – Wells Fargo Securities, LLC, Research Division – Director & Senior Equity Research Analyst

I guess, maybe first in Performance Services, I think I caught some language that you had some performance-related revenue that didn’t happen during the quarter, that maybe that was a little bit of a disappointment. Can you talk about when might that revenue fall? Is this something where it just kind of slipped into the fourth fiscal quarter? Is it revenue that might go away? Falls in ‘19? If you could just talk about that, that will be great.

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Sure, Jamie. This is Craig. So some of that performance-based engagement revenue is associated with some of the new academic health systems that we brought on over the past year. I would say that, first of all, I wouldn’t say we believe any of that revenue is going away entirely. But as I’ve talked about in the past, it does depend when the savings get realized. I think some of these academic health systems, they’re more complicated as we’re getting in and working them, which is extending the timing of when that savings gets achieved. So some of it will fall into Q4, and candidly, some actually will likely be in fiscal 2019. But it’s not that the overall pool of original expectations is being reduced.

James John Stockton – Wells Fargo Securities, LLC, Research Division – Director & Senior Equity Research Analyst

Okay. And then maybe just one more, again in the Performance Services bucket. The consulting decisions, and I know — I think maybe Ryan asked about it earlier. But that seemed maybe be getting pushed out or delayed because of the environment. I would assume those are mostly around kind of cost transformation projects that you guys would be working on? Can you talk about whether these are things that health systems are going to have to do ultimately regardless, they may just not be pulling the trigger now? Or is it a different kind of consulting engagement?

Susan D. DeVore – Premier, Inc. – CEO, President and Director

Yes, so the consulting engagements are larger-scale, typically big cost imperatives. We have some fairly large quality and safety clinical improvement consulting engagements. And we have some of these larger supply chain, end-to-end, sort of consulting engagements. All of those take a little bit longer to sell. And then it takes time to get through the milestones. So our sense is that the pressure on healthcare systems is

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Fiscal 2018 Third Quarter Conference Call Transcript

going to continue to be intense. The regulatory uncertainty has made the decision-making process for both consulting and IT slower. And so I think we’re interested in higher value propositions. Hence, our enterprise analytics and our enterprise supply chain capabilities were also interested in additional channels to sort of mitigate some of the slower buying decisions. But it’s not a sense on our part that it is not work that they’re going to need to do long term. It’s a question of timing.

Operator

And our next question comes from Richard Close with Canaccord Genuity.

Richard Collamer Close – Canaccord Genuity Limited, Research Division – MD & Senior Analyst

Great. I was wondering if we could go back to the severance costs, Ryan’s question. Craig, could you tell us, the $5.1 million, how that got divided up between Supply Chain and Performance Services in the quarter specifically?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Yes, Richard, I do not have a specific break out. What I would tell you is the vast majority of the headcount impacted in the reduction in force was in the Performance Services segment.

Richard Collamer Close – Canaccord Genuity Limited, Research Division – MD & Senior Analyst

Okay. And then with respect to Performance Services, understanding the uncertainty or confusion on the ambulatory reporting and timing and such, is there anything in Performance Services such as maybe ambulatory that is underperforming and that would make you maybe take a step back and look at possibly divesting those assets and focus in on the higher growth areas?

Susan D. DeVore – Premier, Inc. – CEO, President and Director

I can take a shot and then Mike or Craig can chime in. We haven’t lost any engagements. We have very high renewal and retention rates in Performance Services. And so for us, it’s — and this — and the need for ambulatory data connected to acute care data for overall cost management and clinical management is such that we’re not rethinking our investments in those areas. In fact, with the operations control tower, we’re thinking about additional data sets to add to the data sets we have to get a much bigger picture for healthcare systems around their performance. So our focus has been maintain high renewal rates, sell larger transformative engagements and enterprise analytics and have additional customer channels, while this slowness in the market exists for some period of time.

Michael J. Alkire – Premier, Inc. – COO

Yes, and Susan, I’d just — this is Mike. I would just like to call out what you said earlier. So the ambulatory data is really, really critical in terms of our ability to interact with the life sciences organization. So in the past, we’ve done a lot of retrospective sort of work with pharmaceutical companies. The ambulatory data allows us to do much more prospective stuff, where we think there’s a bigger opportunity for revenue and EBITDA.

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Craig S. McKasson – Premier, Inc. – Senior VP & CFO

And this is Craig. The only thing I would add to that is within the ambulatory regulatory reporting program, and we’ve talked about this in the past, there is system reporting, where it is our acute care health systems and the linkage with all of their ambulatory sites and physician reporting, and then there’s standalone physician practices, which was really more like an online version. That’s where we saw the decrease, was in that online version, as there were some exemptions and there’s a much smaller population that’s reporting. We actually did experience growth in our system, health system reporting, which is that connectivity of the acute and the ambulatory data together that Susan and Mike just referenced.

Richard Collamer Close – Canaccord Genuity Limited, Research Division – MD & Senior Analyst

Just one final follow-up. The guidance change in Performance Services then, is that more skewed towards the delayed consulting versus the ambulatory reporting?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Yes, well, I think — this is Craig. Well, I think 2 things, Richard. Remember, the bolus of revenue on the ambulatory is episodic in the third fiscal quarter, that January through March time period. So the fact that, that came in lower than we actually contracted, given the reduction in those independent physician reporting occurring in a greater pace than we expected, that’s part of the reduction. And then the other component would be lower-than-anticipated consulting services in the back half of the year than we were originally expecting.

Operator

You next question comes from Ross Muken with Evercore.

Elizabeth Hammell Anderson – Evercore ISI, Research Division – Associate

This is Elizabeth, in for Ross. I was wondering, I mean, you guys are obviously very levered to the provider-owned specialty pharmacy market, which has been faster growing and taking share. Can you talk about, I know Craig alluded to some of the product areas that you guys have been focused on, but can you talk about sort of what’s driving that growth and what new opportunities you see in that end market?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Sure, in the integrated pharmacy space, we continue to see opportunities to leverage our member channel. We’ve talked about this. Today, we have about 63 health systems representing about 350 or 360 hospitals. So there’s still opportunities to expand our penetration, which we’ve been doing. And then also, an ability to leverage limited distribution drugs as a wraparound for some of our health systems that are doing their own specialty pharmacy for components, but they may not, given their size and scale, have access to all of the limited distribution drugs that they want to provide. We’re particularly seeing that in the oncology space. I did mention earlier that we got access to some limited distribution drugs in that space, which have been driving a lot of our growth this year.

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Elizabeth Hammell Anderson – Evercore ISI, Research Division – Associate

Perfect, that’s really helpful. And can you also just sort of comment a little bit on Performance Services, the sort of mix between like larger and smaller clients, just so we could understand the potential impact of any of those changes in the ambulatory reporting going forward?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Yes. So I think relative to mix, if I were to look at the annual run rate that we get from specifically ambulatory regulatory reporting, about 2/3 of that revenue stream comes from our health systems and about 1/3 of it comes from the kind of individual physician groups that are submitting in that form and fashion. So the majority of where the revenue resides is actually where we think the performance can be. We just saw a bigger drop-off in that ambulatory e-commerce kind of electronic reporting capability than we’d anticipated.

Operator

Our next question comes from Stephanie Demko with Citi.

Stephanie July Davis – Citigroup Inc, Research Division – VP & Senior Analyst

Given the discussions on uses of capital, could you give us an update on your M&A priorities, especially Performance Services segment? And just as a quick follow-up to that, could you discuss kind of the structure of the biz dev team and maybe how they’re incentivized with respect to deal performance?

Susan D. DeVore – Premier, Inc. – CEO, President and Director

Yes, so I’ll start with your second question first. We have a full-time focused business development team, corporate development team, and they are constantly working a pipeline of potential tuck-ins, small, medium and larger-sized acquisitions. They are incented around the total revenue growth, total EBITDA growth and long-term total EPS. And so they’re fully aligned with the executive team in making good decisions around capital allocation. When we think about M&A, as we’ve laid out the evolving 2 strategies, 1 in Supply Chain, 1 in Performance Services. You asked specifically about Performance Services, this end-to-end operations control tower for the purposes of provider improvement as well as data access and opportunities with other customer channels, means we need continuing additional ambulatory data, patient satisfaction and engagement data, quality data, claims data. We have a lot of data sets now. We’re interested in network leakage. We’re interested in additional physician data sets, revenue cycle data sets from a revenue management perspective, not from a revenue cycle operations perspective. And we’re interested in risk and incident reporting data. And so we’ve got a very clear portfolio of additional capabilities that we’re interested in. And we have a balance sheet that gives us a lot of flexibility in that arena. Multiples are still high, but we have a disciplined framework that we assess potential acquisitions against in that corporate development group that I described earlier.

Operator

And our next question comes from Erin Wright with Credit Suisse.

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Fiscal 2018 Third Quarter Conference Call Transcript

Erin Elizabeth Wilson Wright – Crédit Suisse AG, Research Division – Director & Senior Equity Research Analyst

Great. A follow-up on the new SURPASS group purchasing program. How long does this typically kind of take to ramp up? I guess, what will you be able to achieve kind of near term or what have you been able to achieve, I guess, I think you mentioned 10 customers you have on board so far with the program?

Michael J. Alkire – Premier, Inc. – COO

Yes, so obviously, with a program as complex as SURPASS, we think it’s going to take close to a year to get that totally ramped up. And then if you think about it, we’ll be leveraging our contract cycles going forward. So we think a year to fully ramp that program. And then, obviously, we’ll continue to update that on an annual basis.

Erin Elizabeth Wilson Wright – Crédit Suisse AG, Research Division – Director & Senior Equity Research Analyst

Okay, great. And then a quick follow-up on capital deployment priorities, kind of how should we be thinking about the quarterly progression of share repurchases. And what’s embedded in your guidance, can you remind us?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Yes, so for fiscal ‘18 guidance, there are no additional repurchases. We’ve completed the share repurchase that was put in place for the current fiscal year. The $250 million share repurchase that was — we announced was approved by our board, will be put into effect for fiscal 2019, so beginning in July. And the way to generally think about that cadence, it will be put in place through an established plan, with the primary objective being to tie repurchases to the quarterly exchanges and the volume that happens in the various quarters attributable to that throughout fiscal 2019.

Operator

And our next question comes from Michael Cherny with Bank of America.

Allen Charles Lutz – BofA Merrill Lynch, Research Division – Associate

This is Allen Lutz, in for Mike. So Susan, you mentioned purchasing additional data sets on the Performance Services side. So do you think that the additional data sets would improve the sales process with health systems in the short term? Or is it still going to be a timing issue with client spend?

Susan D. DeVore – Premier, Inc. – CEO, President and Director

So I think that — I think that part of this is getting the acquisitions done, getting the data integrated and then the selling process with the health system. So this is a mid- to long-term evolution of our strategy. We think the additional data sets, we think they’re frustrated with point solutions for the data sets they’ve got. We think they need to get more value out of the data sets they have. And so we’re going to be pretty focused on the additional data sets that we want to add to the current data sets, while at the same time,

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Fiscal 2018 Third Quarter Conference Call Transcript

driving cost improvement sort of every day, every month. So long-winded answer, but I think the cost improvement data, IT and Performance Services wraparound will continue at a good pace, while we continue to build some of these other data sets.

Allen Charles Lutz – BofA Merrill Lynch, Research Division – Associate

Got it. That makes sense. And then switching to the GPO. Where is this incremental contract compliance coming from? Is it from specific product lines, where your sourcing improves? Or is it coming from specific clients increasing their compliance?

Michael J. Alkire – Premier, Inc. – COO

Actually, it’ll come from both. So it will have an expectation for all the members who actually participate in it, to actually increase their level of commitment by contract. And then we will also have more categories under contract that we will be driving higher levels of commitment on.

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

And I think you were — Mike, this is Craig. I think you were specifically referencing SURPASS. If the question was relative to SURPASS, that’s the answer. I think if it was a broader question about just contract penetration we’re seeing in our members, the answer really is still the same, that we are seeing continued opportunities for more penetration within our existing footprint and then we are always looking for additional categories and contract opportunities to expand the portfolio.

Operator

And our next question comes from John Ransom with Raymond James.

John Wilson Ransom – Raymond James & Associates, Inc., Research Division – MD, Equity Research and Director of Healthcare Research

Look, just at a high level, I mean, your stock, as you know, has traded down to roughly 8x EBITDA, 12x earnings. I guess, just financially, given the multiples that you have to pay to grow Performance Services, which are double-digit multiples of EBITDA, I guess, the financial logic of continuing to invest in that, and the market for the last couple of years has kind of not rewarded you for that. I’m just trying to — I’m struggling to understand how to square that.

Susan D. DeVore – Premier, Inc. – CEO, President and Director

Yes, I think we take a long-term, strategic view of this. And we have been acquiring assets and we have a disciplined process for doing it. And you haven’t seen us do any in the last year or so, as we’ve been ingesting the ones that we’ve done. But we have a longer-term differentiation strategy that says we’re going to have something, a full data set technology in the cloud with wraparound improvement, where we own the outcomes, that will be very different from what the rest of the marketplace has. And we’re after additional revenue pools that will enable us to continue to think through some of those acquisitions.

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Fiscal 2018 Third Quarter Conference Call Transcript

John Wilson Ransom – Raymond James & Associates, Inc., Research Division – MD, Equity Research and Director of Healthcare Research

So have your, at least, have your — have you changed your financial hurdle rates for future deals? I think it’s good that you’ve taken some time off and you’re buying stock back. But wouldn’t you also want to raise the bar a little bit for future returns? Or are you just — this is your strategy and you’ve just got to pay what the market bears?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

We will continue to employ our capital plan philosophy, which is looking at strategic financial and kind of cultural execution alignment in companies that we will acquire. We do periodically revisit the return on invested capital threshold. At the time we went public, based on our weighted average cost of capital, it was around 7. After about 1.5 years or so, we raised it to 8. I would tell you now, with updates to the markets and tax reform, et cetera, we’re more — would be targeting double-digit returns on invested capital for any assets that we would acquire.

Susan D. DeVore – Premier, Inc. – CEO, President and Director

And I think — oh, sorry, go ahead.

John Wilson Ransom – Raymond James & Associates, Inc., Research Division – MD, Equity Research and Director of Healthcare Research

Yes. And pardon my ignorance, but how do you define that exactly? I mean, double — is it purchase? Is it EBITDA and purchase price? Or is it more of a bottom line?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

How do we define return on invested capital?

John Wilson Ransom – Raymond James & Associates, Inc., Research Division – MD, Equity Research and Director of Healthcare Research

Yes.

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

It would be operating profit after tax over the investment — or investment acquisition price.

John Wilson Ransom – Raymond James & Associates, Inc., Research Division – MD, Equity Research and Director of Healthcare Research

Okay. So it is more — so that is more in line — that’s — I didn’t — that is good to hear. I didn’t know that, that is more in line with where your stock is trading. My other question is your new supply chain, where you own the whole outcome. Let’s say that you were making $100 under a traditional supply chain contract and you migrate a customer to this new model where you own more of the outcome. I mean, is it

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Fiscal 2018 Third Quarter Conference Call Transcript

— is there a hurdle rate of improved profitability that we should think about relative to $100? Or is it just stickier? Is it stickier, what’s the hurdle rate for higher profit on that?

Susan D. DeVore – Premier, Inc. – CEO, President and Director

Well, an admin fee model is a percentage fee share of a 2% admin fee. And if you’re getting a return on the total supply chain dollars that you’re saving, it’s a bigger revenue pool. It takes time to implement. You’ve got milestones along the way. But part of this is there are bigger revenue pools in owning the total supply chain than there are in owning a piece of a 2% of admin fee kind of business model.

John Wilson Ransom – Raymond James & Associates, Inc., Research Division – MD, Equity Research and Director of Healthcare Research

Can you size that at all? Is it twice as big, 25% bigger or is it too early?

Susan D. DeVore – Premier, Inc. – CEO, President and Director

Well, it’s too early. It’ll be a subset of the members. And there will be — it’ll be formula-driven, tied to the consulting resources and other things that it takes to actually deliver that. So it will vary by customer, I think, depending on their starting point and how big the target is and how much work it takes to get there. So more to come on that.

John Wilson Ransom – Raymond James & Associates, Inc., Research Division – MD, Equity Research and Director of Healthcare Research

Okay. And last for me, I know you have — I mean, we do some work with some other specialty pharmacies, and they’re having a heck of a time with margin compression. Yours is somewhat small. Have you faced some of the same margin pressures in that business that some of the public peers have faced? Or have you got a different...?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

This is Craig. I think it’s an industry phenomenon that occurs, where there has been some pressure on margins. I think that applies consistent with what others in the industry have faced.

Operator

And our final question is from Mike Ott of Oppenheimer.

Michael Joseph Ott – Oppenheimer & Co. Inc., Research Division – Associate

Just curious how the strong flu season maybe impacted you, either in terms of admin fees, utilization, anything you can share?

Susan D. DeVore – Premier, Inc. – CEO, President and Director

We did see improvement in utilization in both inpatient and outpatient in the quarter. Maybe part of that was attributable to flu, but we can’t really identify it specifically.

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Michael Joseph Ott – Oppenheimer & Co. Inc., Research Division – Associate

Okay, fair enough. And then curious how has the competitive landscape shifted now at all? We’re 2 years post losing MedAssets. Is that helping to explain some of the strength that you’ve had with the academics?

Susan D. DeVore – Premier, Inc. – CEO, President and Director

Yes, we feel really good about the additional academics and several high-profile academics, and we feel really good about the fact that they’ve come enterprise all-in, meaning it wasn’t just a GPO play. I think it speaks to the differentiation in the marketplace. We continue to have a pipeline and we continue to gain even more traction in the academic setting, where we’ve started a collaborative now, where we’re focused on 4 different areas with the academics. And so generally, I would say we continue to be a market taker and have opportunity.

Okay. I think that was the last call. So thanks everyone for spending time with us today, and we look forward to speaking with you again, on or before our fourth quarter conference call in August. Operator, you can now close the call.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude your program, and you may all disconnect. Everyone, have a great day.